Issuer Free Writing Prospectus Filed by Mitsubishi UFJ Financial Group, Inc.
Pursuant to Rule 433 Reg-Statement No. 333-273681 September 2, 2025

Senior Callable Floating Rate Notes Due 2031

Senior Callable Fixed-to-Fixed Reset Rate Notes Due 2031

Senior Callable Fixed-to-Fixed Reset Rate Notes Due 2036

Senior Callable Floating Rate Notes Due 2031

Issuer:	Mitsubishi UFJ Financial Group, Inc. (the “Company”)

Size:	U.S.$1,000,000,000

Issuer Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A-

Expected Security Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A-

Security Type:	Senior Notes

Currency:	U.S.$

Trade Date:	September 2, 2025

Settlement Date:	September 12, 2025 (the “Issue Date”)

Maturity:	September 12, 2031 (the “Maturity Date”)

Coupon:	A floating per annum rate equal to Compounded Daily SOFR (as defined below), plus 1.13%, payable quarterly in arrears

Compounded Daily SOFR:	In respect of each Floating Rate Interest Period (as defined below), the rate of return on a daily compounded interest investment during the relevant SOFR Observation Period (as defined below) (with the daily SOFR reference rate as the reference rate for the calculation of interest) which will be determined by The Bank of New York Mellon as calculation agent as of the relevant Floating Rate Determination Date (as defined below) in accordance with the formula described under “Description of the Notes – Floating Rate Notes – Compounded Daily SOFR” in the Preliminary Prospectus Supplement (as defined below).

Floating Rate Interest Payment Dates:	March 12, June 12, September 12 and December 12 of each year, subject to adjustment as described below (each, a “Floating Rate Interest Payment Date”), ending on the Maturity Date or, if redeemed early, the date of such redemption.

If any Floating Rate Interest Payment Date (which does not include the Maturity Date or any redemption date) falls on a day that is not a Business Day (as defined below), that Floating Rate Interest Payment Date will be adjusted in accordance with the Modified Following Business Day Convention.

“Modified Following Business Day Convention” means that the relevant date shall be postponed to the first following day that is a Business Day (and interest will continue to accrue to, but excluding, such succeeding Business Day), unless that day falls in the next calendar month in which case that date will be the first preceding day that is a Business Day (and interest will accrue to, but excluding, such preceding Business Day).

If the Maturity Date or any redemption date would fall on a day that is not a Business Day, then any interest, principal or additional amounts, if any, as the case may be, may be paid on the next succeeding Business Day with the same force and effect as if made on the Maturity Date or such redemption date, and no interest shall accrue from and after the Maturity Date or such redemption date due to such postponement.

First Interest Payment Date:	December 12, 2025

Floating Rate Interest Period:	Each period beginning from (and including) the Issue Date to (but excluding) the first Floating Rate Interest Payment Date, from (and including) any Floating Rate Interest Payment Date to (but excluding) the next Floating Rate Interest Payment Date, and from (and including) any Floating Rate Interest Payment Date immediately preceding the Maturity Date or any redemption date to (but excluding) the Maturity Date or such redemption date.

Floating Rate Determination Date:	The date that is five U.S. Government Securities Business Days (as defined below) before each Floating Rate Interest Payment Date (or (i) in the final Floating Rate Interest Period, before the Floating Rate Notes Maturity Date, or (ii) in the case of any redemption of the floating rate notes, before the redemption date)

SOFR Observation Period:	(i) In respect of each Floating Rate Interest Period (except as provided in clause (ii) below), the period from, and including, the date that is five U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Period to, but excluding, the date that is five U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date for such Floating Rate Interest Period, and (ii) in respect of any Floating Rate Interest Period for which any interest is payable on the Maturity Date or the date of any redemption, the period from, and including, the date that is five U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Period to, but excluding, the date that is five U.S. Government Securities Business Days before the Maturity Date or such redemption date.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Optional Redemption:	The Company may at its option and in its sole discretion redeem the Notes in whole, but not in part, on the date that is one year prior to the Maturity Date, subject to the prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under Japanese banking laws and regulations then in effect), at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest thereon to, but excluding, the redemption date.

Issue Price:	100% of principal amount plus accrued interest, if any, from September 12, 2025

Underwriting Discount:	0.35%

Net Proceeds before Expenses:	U.S.$996,500,000

Day Count:	ACT/360

Business Days:	New York and Tokyo

Denominations:	U.S.$200,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Barclays Capital Inc.

Senior Co-Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:

BNP PARIBAS

Crédit Agricole Corporate and Investment Bank

Société Générale

Wells Fargo Securities, LLC

HSBC Securities (USA) Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

TD Securities (USA) LLC

Security Codes:	CUSIP: 606822 DM3 ISIN: US606822DM35 Common Code: 316807771

Senior Callable Fixed-to-Fixed Reset Rate Notes Due 2031

Issuer:	Mitsubishi UFJ Financial Group, Inc. (the “Company”)

Size:	U.S.$1,000,000,000

Issuer Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A-

Expected Security Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A-

Security Type:	Senior Notes

Currency:	U.S.$

Trade Date:	September 2, 2025

Settlement Date:	September 12, 2025 (the “Issue Date”)

Maturity:	September 12, 2031 (the “Maturity Date”)

Coupon:

From (and including) the Issue Date to (but excluding) the Reset Date (as defined below), the Notes will bear interest at the fixed rate of 4.527% per annum.

From (and including) the Reset Date to (but excluding) the Maturity Date (the “reset fixed rate period”), the Notes will bear interest at a fixed per annum rate equal to the applicable U.S. Treasury Rate (as defined below) as determined by the Calculation Agent (as defined below) on the Reset Determination Date (as defined below), plus 0.8%.

Reset Date:	September 12, 2030

Reset Determination Date:	The second Business Day (as defined in the Preliminary Prospectus (as defined below)) immediately preceding the Reset Date

Interest Payment Dates:	Semi-annually in arrears on March 12 and September 12 of each year

First Interest Payment Date:	March 12, 2026

Determination of the U.S. Treasury Rate:	The U.S. Treasury Rate shall be determined by The Bank of New York Mellon as calculation agent (the “Calculation Agent”).

“U.S. Treasury Rate” means, with respect to the reset fixed rate period, the rate per annum equal to: (1) the arithmetic average, as determined by the Calculation Agent, of the yields on actively traded U.S. Treasury securities adjusted to constant maturity for the maturity of one year (“Yields”) for the five consecutive New York Business Days (as defined below) immediately prior to the Reset Determination Date based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) most recently published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date; provided that if the Yield is not available through such release (or any successor publication) for any relevant New York Business Day, then the arithmetic average will be determined based on the Yields for the remaining New York Business Days during the five New York Business Day period described above (provided further that if the Yield is available for only a single New York Business Day during such five New York Business Day period, then “U.S. Treasury Rate” will mean the single-day Yield for such day); or (2) if no information is available to determine the U.S. Treasury Rate in accordance with the method set forth in (1) above by using the Yield for at least a single New York Business Day during the five New York Business Day period described above, then the annualized yield to maturity of the Comparable Treasury Issue (as defined below) calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) as of the Reset Determination Date.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate per annum equal to the last reported Yield, as determined by the Calculation Agent, based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) last published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date.

For purposes of determining the U.S. Treasury Rate, “New York Business Day” means a day which is not a day on which banking institutions in New York are authorized by law or regulation to close, regardless of whether the over-the-counter market for actively traded U.S. Treasury securities is open or closed.

“Comparable Treasury Issue” means, with respect to the reset fixed rate period, the U.S. Treasury security selected by the Company (and notified to the Calculation Agent) with a maturity date on or about (but not more than 30 calendar days before or after) the maturity date for the Notes and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of one year; provided, however, that the selection of the Comparable Treasury Issue shall be at the sole discretion and judgement of the Company, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the trustee, the paying agent and the holders of the Notes.

“Comparable Treasury Price” means, with respect to the Reset Determination Date, (i) the arithmetic average, as determined by the Calculation Agent, of the Reference Treasury Dealer Quotations (as defined below) for the Comparable Treasury Issue as of the Reset Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average, as determined by the Calculation Agent, of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then the Reference Treasury Dealer Quotation as quoted by a Reference Treasury Dealer (as defined below).

“Reference Treasury Dealer” means each of up to five banks selected by the Company (and notified to the Calculation Agent), or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars; provided, however, that the selection of the Reference Treasury Dealers shall be at the sole discretion and judgement of the Company, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the trustee, the paying agent and the holders of the Notes.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer, the arithmetic average, as determined by the Calculation Agent, of the bid and asked prices quoted to the Company (and notified to the Calculation Agent) by such Reference Treasury Dealer for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, approximately at 11:00 a.m. (New York City time), on the Reset Determination Date.

Optional Redemption:	The Company may at its option and in its sole discretion redeem the Notes in whole, but not in part, on the date that is one year prior to the Maturity Date, subject to the prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under Japanese banking laws and regulations then in effect), at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest thereon to, but excluding, the redemption date.

Pricing Benchmark:	3.625% due 8/2030

Benchmark Spot (Price/Yield):	99-171/4 / 3.727%

Spread to Benchmark:	80 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from September 12, 2025

Reoffer Yield:	4.527%

Underwriting Discount:	0.35%

Net Proceeds before Expenses:	U.S.$996,500,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Denominations:	U.S.$200,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc. BofA Securities, Inc. Citigroup Global Markets Inc.

Co-Managers:

BNP PARIBAS

Crédit Agricole Corporate and Investment Bank

Société Générale

Wells Fargo Securities, LLC

HSBC Securities (USA) Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

TD Securities (USA) LLC

Security Codes:	CUSIP: 606822 DN1 ISIN: US606822DN18 Common Code: 316807950

Senior Callable Fixed-to-Fixed Reset Rate Notes Due 2036

Issuer:	Mitsubishi UFJ Financial Group, Inc. (the “Company”)

Size:	U.S.$1,000,000,000

Issuer Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A-

Expected Security Ratings (Moody’s / S&P / Fitch)*:	A1 / A- / A-

Security Type:	Senior Notes

Currency:	U.S.$

Trade Date:	September 2, 2025

Settlement Date:	September 12, 2025 (the “Issue Date”)

Maturity:	September 12, 2036 (the “Maturity Date”)

Coupon:

From (and including) the Issue Date to (but excluding) the Reset Date (as defined below), the Notes will bear interest at the fixed rate of 5.188% per annum.

From (and including) the Reset Date to (but excluding) the Maturity Date (the “reset fixed rate period”), the Notes will bear interest at a fixed per annum rate equal to the applicable U.S. Treasury Rate (as defined below) as determined by the Calculation Agent (as defined below) on the Reset Determination Date (as defined below), plus 0.93%.

Reset Date:	September 12, 2035

Reset Determination Date:	The second Business Day (as defined in the Preliminary Prospectus (as defined below)) immediately preceding the Reset Date

Interest Payment Dates:	Semi-annually in arrears on March 12 and September 12 of each year

First Interest Payment Date:	March 12, 2026

Determination of the U.S. Treasury Rate:

The U.S. Treasury Rate shall be determined by The Bank of New York Mellon as calculation agent (the “Calculation Agent”).

“U.S. Treasury Rate” means, with respect to the reset fixed rate period, the rate per annum equal to: (1) the arithmetic average, as determined by the Calculation Agent, of the yields on actively traded U.S. Treasury securities adjusted to constant maturity for the maturity of one year (“Yields”) for the five consecutive New York Business Days (as defined below) immediately prior to the Reset Determination Date based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) most recently published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date; provided that if the Yield is not available through such release (or any successor publication) for any relevant New York Business Day, then the arithmetic average will be determined based on the Yields for the remaining New York Business Days during the five New York Business Day period described above (provided further that if the Yield is available for only a single New York Business Day during such five New York Business Day period, then “U.S. Treasury Rate” will mean the single-day Yield for such day); or (2) if no information is available to determine the U.S. Treasury Rate in accordance with the method set forth in (1) above by using the Yield for at least a single New York Business Day during the five New York Business Day period described above, then the annualized yield to maturity of the Comparable Treasury Issue (as defined below) calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) as of the Reset Determination Date.

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate per annum equal to the last reported Yield, as determined by the Calculation Agent, based on information appearing in the statistical release designated “H.15” (or any successor publication that reports Yields) last published by the Board of Governors of the U.S. Federal Reserve System as of 5:00 p.m. (New York City time) on the Reset Determination Date.

For purposes of determining the U.S. Treasury Rate, “New York Business Day” means a day which is not a day on which banking institutions in New York are authorized by law or regulation to close, regardless of whether the over-the-counter market for actively traded U.S. Treasury securities is open or closed.

“Comparable Treasury Issue” means, with respect to the reset fixed rate period, the U.S. Treasury security selected by the Company (and notified to the Calculation Agent) with a maturity date on or about (but not more than 30 calendar days before or after) the maturity date for the Notes and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of one year; provided, however, that the selection of the Comparable Treasury Issue shall be at the sole discretion and judgement of the Company, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the trustee, the paying agent and the holders of the Notes.

“Comparable Treasury Price” means, with respect to the Reset Determination Date, (i) the arithmetic average, as determined by the Calculation Agent, of the Reference Treasury Dealer Quotations (as defined below) for the Comparable Treasury Issue as of the Reset Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average, as determined by the Calculation Agent, of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then the Reference Treasury Dealer Quotation as quoted by a Reference Treasury Dealer (as defined below).

“Reference Treasury Dealer” means each of up to five banks selected by the Company (and notified to the Calculation Agent), or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars; provided, however, that the selection of the Reference Treasury Dealers shall be at the sole discretion and judgement of the Company, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the trustee, the paying agent and the holders of the Notes.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer, the arithmetic average, as determined by the Calculation Agent, of the bid and asked prices quoted to the Company (and notified to the Calculation Agent) by such Reference Treasury Dealer for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, approximately at 11:00 a.m. (New York City time), on the Reset Determination Date.

Optional Redemption:	The Company may at its option and in its sole discretion redeem the Notes in whole, but not in part, on the date that is one year prior to the Maturity Date, subject to the prior confirmation of the Financial Services Agency of Japan (if such confirmation is required under Japanese banking laws and regulations then in effect), at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest thereon to, but excluding, the redemption date.

Pricing Benchmark:	4.250% due 8/2035

Benchmark Spot (Price/Yield):	99-30 / 4.258%

Spread to Benchmark:	93 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from September 12, 2025

Reoffer Yield:	5.188%

Underwriting Discount:	0.45%

Net Proceeds before Expenses:	U.S.$995,500,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Denominations:	U.S.$200,000 x U.S.$1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	MUFG Securities Americas Inc.

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc. BofA Securities, Inc.

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:

BNP PARIBAS

Crédit Agricole Corporate and Investment Bank

Société Générale

Wells Fargo Securities, LLC

HSBC Securities (USA) Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

TD Securities (USA) LLC

Security Codes:	CUSIP: 606822 DQ4 ISIN: US606822DQ49 Common Code: 317233604

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus dated August 4, 2023 (the “Base Prospectus”)) and a preliminary prospectus supplement dated September 2, 2025 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Preliminary Prospectus for this offering and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the transaction will arrange to send you the Preliminary Prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

*Note: An issuer rating or a security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.